UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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FORWARD INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

TERENCE BERNARD WISE HOWARD MORGAN MICHAEL LUETKEMEYER ERIC FREITAG SANGITA SHAH N. SCOTT FINE DARRYL KEYS
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

On July 17, 2014, Mr. Wise issued the following press release:

Terence Bernard Wise Files Derivative Suit Against Forward Industries' Chairman Frank LaGrange Johnson for Breach of Fiduciary Duty and to Prevent Dilutive Stock Issuance

Wise Files Derivative Suit Against Chairman Frank LaGrange Johnson and other Board Members to Prevent Dilutive Capital Raise Prior to Contested 2014 Annual Meeting

Wise Warns Board Against Entrenchment Activities and Interference With Shareholders' Right to Vote

SAFFRON WALDEN, Essex, UK, July 17, 2014 – On July 15, 2014, Terence Bernard Wise filed a derivative suit on behalf of Forward Industries, Inc. (NASDAQ:FORD) in the Supreme Court of the State of New York against Chairman Frank LaGrange Johnson and affiliated members of Forward's Board of Directors to prevent a dilutive stock issuance and other entrenchment tactics that he believes are aimed at disenfranchising shareholders in advance of Forward's 2014 Annual Meeting.  Mr. Wise is the largest shareholder and member of the board of directors of Forward, a designer and distributor of custom carry and protective solutions, holding approximately 19.6% of Forward's common stock.  Mr. Wise gave the following explanation as to why he has been compelled to bring litigation on behalf of the Company:

I have repeatedly entreated Forward's Board, which has been under the control of Mr. Johnson and his supporters, to address numerous highly problematic related-party transactions and corporate governance deficiencies that have resulted in the substantial erosion of shareholder value.  These efforts have been to no avail.  Instead, Mr. Johnson and the other directors aligned with him continued to implement what I believe to be entrenchment techniques aimed at securing their position on the Board in response to my proposed slate of directors to be voted on at the 2014 Annual Meeting.

I sent a letter to the Forward Board on July 1, 2014 advising Mr. Johnson and his supporters against taking any further action that may destroy value and further entrench the Board, including a dilutive capital raise or other extraordinary transaction, in advance of the 2014 Annual Meeting.  On July 9, 2014, Forward's CFO alerted the Board by email that a listing application had been signed in his name, without his knowledge or authorization, and filed with NASDAQ, seeking to list 1,760,000 shares of common stock underlying a planned issuance of convertible preferred stock.  The listing application indicated that the Board had approved a new series of convertible preferred stock that it planned to issue to unidentified investors at a 10% discount to market value. In fact, however, the proposed issuance has never been approved by the Company’s Board.  As alleged in the Complaint filed in the New York State Supreme Court:

•
The convertible preferred stock that Mr. Johnson and his supporters purport to have approved would represent over 20% of Forward's outstanding common stock, which would significantly dilute Forward's existing shareholders

•	The proposed issuance would violate NASDAQ rules requiring shareholder approval for issuances constituting more than 20% of a company's outstanding common stock

•	The listing application filed with Nasdaq was filed under the name and affirmation of Forward's CFO without his knowledge or authorization

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The listing application included material misrepresentations, stating that the Board had approved the proposed issuance on July 7, 2014, even though it had never been approved by the Board but, apparently, by a special committee which "exceeded the authority delegated to it by the resolutions of the Board."

•	The proposed issuance was not permitted under Forward's governing documents, which require Board approval to issue preferred stock

Following its discovery, Mr. Johnson and his supporters have now stated in court that the NASDAQ filing was done in error and that they have withdrawn it. However, I believe this proposed issuance was an attempt by Mr. Johnson and his supporters on the Board to entrench themselves in office, at the expense of Forward's shareholders and in violation of their duties of loyalty to the Company, and that similar action is being contemplated notwithstanding the claimed withdrawal of the NASDAQ application. It is also my belief that such dilutive proposal is intended to disenfranchise shareholders in advance of the 2014 Annual Meeting.  I am calling on Mr. Johnson and his cohorts to abstain from further entrenchment efforts in response to my proxy contest.

In bringing this litigation on behalf of the Company, I am seeking an injunction prohibiting Mr. Johnson and his supporters on the Board from causing Forward to engage in any dilutive or other extraordinary transaction without shareholder approval in advance of the 2014 Annual Meeting, including the offering or issuance of any shares of common or preferred stock in the Company or any other transaction impacting the Company’s capital structure or interfering with the stockholders’ right to vote.

I believe Mr. Johnson and his supporters will stop at nothing to preserve their control of the Board, including significantly impairing shareholder value with needless, impermissible and dilutive capital raises.  To that end, Mr. Johnson and his supporters today filed a retaliatory suit in federal court aimed at quashing my nominations for the 2014 Annual Meeting.  This suit is predicated on baseless allegations relating, among other things, to events that allegedly occurred over a year ago, and that are conveniently being raised now in retaliation for my decisions to nominate candidates for election and to file suit in the New York State Supreme Court against Mr. Johnson and his supporters. These obstructive tactics are unacceptable.  I am urging all shareholders to consider the prospective harm these repeated actions may cause to Forward.  In engaging in this proxy contest, my goal is not to control the Board, but rather to introduce new independent and qualified members to the Board that will represent the best interests of all shareholders.

ADDITIONAL INFORMATION:

Terence Bernard Wise, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his director nominees at the 2014 annual meeting of stockholders of Forward Industries, Inc. ("Forward"), a New York corporation.

FORWARD STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

The Participants in the proxy solicitation are Terence Bernard Wise, Howard Morgan, Michael Luetkemeyer, Eric Freitag, Sangita Shah, N. Scott Fine and Darryl Keys (collectively, the “Participants”).

As of the date hereof, Mr. Wise beneficially owns 1,608,541 shares of the Company's common stock, constituting approximately 19.6% of the class. As of the date hereof, Mr. Morgan beneficially owns 25,000 shares of the Company's common stock.

Contact:
Innisfree M&A Incorporated
Scott Winter, 212-750-5833